Exhibit 3.121

State of Delaware Secretary of State Division of Corporations Delivered 12:04 PM 02/07/2012 FILED 11:59 AM 02/07/2012 SRV 120131962 – 5106080 FILE

CERTIFICATE OF FORMATION

OF

VISTA HEALTH FORT SMITH, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “company”), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

FIRST: The name of the limited liability company is VISTA HEALTH FORT SMITH, LLC.

SECOND: The name of the registered agent and the address of the registered office of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited liability Company Act are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

By signing this Certificate of Formation, the undersigned is acting solely in the capacity of organizer for the purpose of forming the Company and he shall have no liability whatsoever for acts done or purportedly done on behalf of the Company.

IN WITNESS WHEREOF, the undersigned has signed this Certificate this 7th day of February, 2012, and affirms that the statements made herein are true under the penalties of perjury.

Melissa J. Egan
Capacity: Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:12 PM 02/19/2013 FILED 12:56 PM 02/19/2013 SRV 130190567 – 5106080 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Vista Health Fort Smith, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the limited liability company is: Valley Behavioral Health System, LLC (the “LLC”).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 18th day of February, A.D. 2013.

By:

Authorized Person(s)

Name:	Christopher L. Howard, VP
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